Exhibit 9.1

             AMENDMENT TO THE VOTING TRUST AGREEMENT
                     DATED NOVEMBER 19, 1992

          This Amendment is made as of the 18th day of November, 2002, between the undersigned holders of common shares of D&E COMMUNICATIONS, INC., a Pennsylvania corporation (the "Shareholders"), and ROBERT M. LAUMAN, ANNE BROSSMAN SWEIGART,
W. GARTH SPRECHER, RONALD E. FRISBIE and JOHN AMOS (the "Voting
Trustees").

                           WITNESSETH:

                            BACKGROUND

          WHEREAS, each of the Shareholders had executed a Voting Trust Agreement dated November 19, 1992 with respect to shares of common stock of The Denver and Ephrata Telephone and Telegraph Company (the "Agreement"); and

          WHEREAS, in connection with the formation of D&E Communications, Inc (the "Company") as a holding company for The Denver and Ephrata Telephone and Telegraph Company (the "Phone Company") all of the Shareholders exchanged all of their shares of common stock of the Phone Company for shares of common stock of the Company; and

          WHEREAS, the Agreement was amended as of December 31, 1995 to extend the term of the Agreement to November 19, 2002;
and

          WHEREAS, the Voting Trustees have recommended to the Shareholders that the following amendments be made to the Agreement; and
          WHEREAS, each of the Shareholders believes that the Agreement assists in insuring continuity and stability of the management and business policies of the Company by giving the voting rights in respect of his or her shares of common stock to the Voting Trustees; and

          WHEREAS, the Voting Trustees are willing to accept such voting rights and to exercise such voting rights under the terms and conditions of the Agreement.

          NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, have agreed and do hereby agree with each other as follows:

                            AMENDMENTS

          Section 1. Section 15 of the Agreement. The second paragraph of Section 15 of the Agreement is amended and restated to read as follows:

          "This Agreement shall continue in effect until November 19, 2007, unless sooner terminated as above described in this Section 15, or by reason of distribution of the proceeds of a merger, consolidation or sale of all of the assets of the Company, as hereinbefore provided in Section 7 hereof."

          Section 2. Other Provisions. All other provisions of the Agreement are hereby ratified and confirmed and shall remain in full effect in their entirety.

          Section 3. Construction. This Amendment shall be construed under and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflict of laws. In each instance when used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular; each gender shall include all genders; and a reference to any person, association or corporation always shall be deemed to include their respective heirs, personal representatives, successors and assigns.

          Section 4.  Execution and Counterparts.  This
Amendment may be signed in any number of counterparts with the same effect as if the signatures upon such counterparts had been upon one and the same document.

          Section 5. Headings No Part Hereof. The headings preceding the text of the sections of this Amendment are inserted solely for convenience of reference and shall not constitute a part of this agreement, nor shall they effect its meaning or construction.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date hereof.

                              __________________________________
                              Anne Brossman Sweigart


                              __________________________________
                              W. Garth Sprecher


                              __________________________________
                              Ronald E. Frisbie


                              __________________________________
                              John Amos


                              __________________________________
                              Robert M. Lauman


                              __________________________________
                              Paul W. Brubaker


                              __________________________________
                              G. William Ruhl